Exhibit 10.8

Certain confidential information contained in this document, marked by [***], has been omitted because such information is both not material and is the type that the Company customarily and actually treats that as private or confidential.

THIRD AMENDMENT TO LEASE

THIS THIRD AMENDMENT TO LEASE (“Third Amendment”), is made and entered into this 11th day of May, 2021 (“Effective Date”) by and between Alcoa USA Corp. (“Landlord”), and Dory Creek LLC a wholly-owned subsidiary of Bitmain Inc. (“Tenant”), each a “Party” and collectively “Parties”.

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated June 6, 2018, as amended by the First Amendment of Lease dated October 18, 2018 and by the Second Amendment of Lease dated May 1, 2019 (together called the “Lease”), whereby Tenant leased certain real estate and associated facilities owned by Landlord;

WHEREAS, Oncor Electric Delivery Company LLC (“Oncor”) is interconnected with and provides electric delivery service to the ONCOR Number 3 138kV Switchyard Feed and Meter;

WHEREAS, Landlord and Tenant wish to amend certain terms of the Lease.

NOW THEREFORE, in consideration of the mutual promises herein, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree to modify the Lease as follows:

1.	Section 1.02 is hereby deleted in its entirety and is replaced with:

1.02. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the real property and personal property more particularly described in Exhibit A-1 attached hereto (the “Land”), certain existing buildings and improvements located on the Land (the “Buildings”) as more particularly described in Exhibit A-2 and a certain portion of Landlord’s existing electric power delivery network (the “Private User Network” or “PUN” as more particularly described in Exhibit A-3 (excluding, however, certain electric power delivery facilities and equipment retained by Landlord “Landlord’s PUN Equipment” and underground rights or air rights except as expressly set forth herein. The Land, the Buildings and the PUN are sometimes referred to collectively herein as the “Premises”. The Tenant’s use of the Premises as exclusive or non-exclusive is more specifically designated and detailed in Exhibits attached hereto. Tenant is further granted the non-exclusive right to use certain common areas (the “Common Areas”) as more particularly described on Exhibit A-4 attached hereto, and as further referenced in Article 39 hereof and certain portions of Landlord’s PUN Equipment. The Common Areas which are to be maintained by Tenant, and the usage fees to be paid for use by Tenant as additional rent, are stated in Exhibit A-4 and Section 39.02.

2.	The Parties have agreed to add the Non-Exclusive right to use the Travis/Reagan Access Road including the LBJ Gate, Milam St. East and Milam St. West, and to remove Buildings 27J and 27K from the Leased Premises, as shown on the attached Exhibits A-1, A-2 and A-4.

3.	Article 6 of the Lease is hereby deleted and replaced with the following:

ARTICLE 6

Services or Utilities

6.01. Tenant shall pay and discharge punctually all charges for water and any and all other services or utilities furnished to the Premises, the improvements, or the occupants of them, including but not limited to: (i) construction and capital improvements of any additional infrastructure or utilities; (ii) Buildings repairs; (iii) installation of additional equipment; (iv) any permitting required by law with respect to the Use of the Premises by Tenant; (v) contracting with power supplier(s); or (vi) Use of the Premises by Tenant.

6.02. (a) Tenant shall arrange for and pay for all electricity and natural gas consumed at the Premises and Tenant will open an account with the provider and pay bills for usage on the Premises directly.

(b) In the event that the Expiration Date or other termination of this Lease shall be a day other than the last day of a year used for calculations hereunder, then in such event, in applying the provisions of this Article with respect to any year in which such event shall have occurred, appropriate adjustments shall be made to reflect the occurrence of such event on a basis consistent with the principles underlying the provisions of this Article taking into consideration the portion of such year which shall have elapsed prior to the date of such event.

(c) Payments shall be made pursuant to this Article notwithstanding the fact that a utility statement is furnished to Tenant after the expiration of the Term of this Lease.

6.03. Landlord shall not be liable in any way (other than the willful misconduct or gross negligence of Landlord, its employees or agents) to Tenant for any failure or defect in supply or character of electric current or natural gas furnished to the Premises.

6.04. Landlord will reserve for Tenant potable water for [***] employees, and Tenant shall pay for as part of the rental payment, as a condition and incident of tenancy, potable water and sanitary waste capacity (including the water itself) based upon [***] employees (whether contract employees or direct hires) at a rate of [***].

In the event that the Tenant desires additional potable water reservation for more than [***] employees, Landlord will determine at its sole discretion if the utility is available.

Landlord reserves the right to audit, at any time, the number of employees employed onsite by Tenant as well as the use of all potable water used by the Tenant to ensure usage is for potable purposes only. If Tenant has more than [***] employees, or uses the water for any other use, Tenant will be in material breach of the lease. Tenant may not discharge or blowdown any Water from Tenant’s facilities at any time.

Potable Water and Sanitary Waste Reservation Rent will increase annually by CPI as defined in Section 1.06(b). Potable water and sanitary wastes capacity supplied under this Section 6.04 shall be explicitly for domestic uses only and may not be used for any process purpose or process consumption. Tenant shall have access to potable water and sanitary waste capacity on the Land or in the Buildings on an “as is, where is” basis.

6.05. Landlord will reserve for Tenant untreated surface water of 100 Gallons Per Minute at a rate of [***] and Tenant shall pay for as part of the rental payment, as a condition and incident of tenancy, based upon reserved capacity as defined in this section 6.05.

Reservation Rent will increase annually by CPI as defined in Section 1.06(b). Tenant shall have access to Untreated Surface Water on the Land or in the Buildings on an “as is, where is” basis only. Tenant will be responsible for any additional treatment or delivery to Tenant’s facilities. Any usage in excess of the reserved amount on a monthly basis will be billed at ten times the reserved rate. The Parties agree that the additional amount charged for the excess usage is not a penalty but liquidated damages for the unanticipated costs and adverse conditions imposed upon Landlord by the excess demand placed by the excess usage upon the facilities of Landlord, short-term and long-term, including physical, inchoate, administrative, operational, and transactional costs or other adverse impacts on Landlord. Tenant may not discharge or blowdown any Water from Tenant’s facilities at any time.

6.06. Landlord will reserve for Tenant, and Tenant shall pay for as part of the Fixed Rent payment, as a condition and incident of tenancy, Tenant’s Share of the Total Electric Capacity utilizing the Landlord’s PUN Equipment electric delivery facilities which are interconnected to the local electric transmission and distribution service provider (but not including the electricity itself, which Tenant shall separately purchase as provided in Section 6.02(a)). Tenant shall have access to the Premises and Tenant’s Share of the Total Electric Capacity on the Land or in the Buildings on an “as is, where is” basis only. Tenant will be responsible for any additional electric delivery capacity necessary to deliver electricity to Tenant’s facilities in excess of the Tenant’s Share of Total Electric Capacity over the Landlord’s PUN Equipment. As set forth in Section 6.12 of this Lease, Tenant shall be responsible for the operation, maintenance, repair, and replacement of the PUN electric delivery facilities set forth in Exhibit A-3. Tenant acknowledges and agrees that: the Fixed Rent would be significantly higher but for Section 6.12; the electric power consumption associated with Tenant’s operations involves unusual circumstances, usage, or load characteristics; and it is prudent for the Parties to have Tenant accept such responsibility under Section 6.12 because of Tenant’s specialized knowledge of the power consumption associated with Tenant’s operations.

6.07. (a) Landlord does not guarantee or warrant that Landlord Capacity will not fail or be interrupted or that the quality of same will not vary or fluctuate. Tenant is responsible for installing and maintaining such devices and equipment as may be necessary or reasonable to protect Tenant’s equipment or processes during abnormal events regarding Landlord Capacity.

(b) Landlord shall make reasonable efforts to re-establish Landlord Capacity with minimum of delay when failures, interruptions, or quality variations or fluctuations occur. However, Landlord shall not be liable for direct or consequential damages resulting from failures, interruptions, or quality variations or fluctuations occasioned by causes reasonably beyond the control of Landlord, including, but not limited to, acts of God or public enemy, sabotage and/or vandalism, accidents, fire, explosion, labor troubles, strikes, order of any court or judge granted in any bona fide adverse legal proceedings or action, or any order of any commission, tribunal or governmental authority having jurisdiction or, without limitation by the preceding enumeration, any other act or thing due to causes beyond Landlord’s reasonable control, or to the negligence of Landlord, its employees, or contractors, whether sole or joint and concurrent with the negligence of Tenant or third parties, except to the extent the damages are occasioned by the gross negligence or willful misconduct of Landlord.

(c) For claims resulting from failures, interruptions or quality variations or fluctuations occasioned in whole or in part by gross negligence or willful misconduct of Landlord or it agents, Landlord shall be liable only for that portion of the damages arising from personal injury, death of persons, or costs of necessary repairs to or replacement of equipment proximately caused by the grossly negligent acts of Landlord or it agents. Landlord shall not be liable in any event for consequential damage.

(d) Landlord may, without notice (however, Landlord will attempt to provide as much notice as reasonably practical in the circumstances to Tenant) and without liability to Tenant, interrupt Landlord Capacity to Tenant when in Landlord’s sole judgement such interruption: (i) will prevent or alleviate an emergency threatening to disrupt the operation of Landlord’s facilities that are utilized in the provision of the Landlord Capacity; or (ii) will lessen or remove possible danger to life or property; or (iii) will aid in the restoration of Landlord Capacity; or (iv) it is required to make necessary repairs to or changes in Landlord’s facilities that are utilized in the provision of the Landlord Capacity. In the event of a nonemergency situation, Landlord will provide Tenant with at least 5 calendar days’ notice prior to interrupting Landlord Capacity to Tenant if such disturbance is within Landlord’s control.

(e) Tenant shall install, operate, and maintain such protective equipment and devices, and implement such procedures and practices, as may be reasonable or necessary to protect Tenant’s property, equipment, processes, or activities during occurrences of abnormal Landlord Capacity. Tenant shall maintain such equipment and devices in good operating condition, and otherwise install, operate, and maintain Tenant’s property and equipment in an entirely safe and reasonably efficient manner and in full compliance with applicable law. Landlord neither assumes nor accepts any duty or responsibility for the inspection of the Tenant’s apparatus, machinery, equipment, or operations and shall not be responsible therefor, nor does Landlord accept any liability due to the initiation or continuation of Landlord Capacity to Tenant.

(f) Tenant assumes full responsibility for the Landlord Capacity received and used by Tenant upon the Premises, and will protect, indemnify, and save Landlord harmless from all claims for injury, including death, or damage to persons or property occurring upon the Premises, even if due to Landlord’s negligence, whether sole or joint and concurrent with the negligence of Tenant or third parties, occasioned by such Landlord Capacity, except to the extent of (x) claims resulting from the gross negligence or willful misconduct of Landlord or (y) claims caused by another tenant of Landlord or any persons under the control of such tenant.

(g) When an interruption in Landlord Capacity occurs, it shall be the responsibility of the Tenant to determine that the interruption is not caused by a fault or defect in Tenant’s property, equipment, processes, or activities before notifying Landlord of the interruption.

(h) Landlord Capacity will be measured as necessary by meters or monitoring equipment selected, installed, tested, owned, operated, and maintained by Landlord. Tenant shall not take any actions that affect the accuracy of such equipment during the Term of this Lease. Landlord will give reasonable advance notice of all tests, inspections, maintenance, or alteration of any metering and monitoring equipment to Tenant so that representatives of Tenant may be present. Meter and monitoring records will be provided to Tenant upon its reasonable request. Tenant may install check meters with regard to the Landlord Capacity as long as such check meter installation and operation does not interfere with or affect the accuracy of Landlord’s metering or monitoring equipment. Tenant will give reasonable advance notice of all tests, inspections, maintenance, or alteration of any check metering equipment to Landlord so that representatives of Landlord may be present. Check meter records will be provided to Landlord upon its reasonable request.

6.08. Landlord or its successor(s) reserves the right to establish a Municipal Utility District (“MUD”), Municipal Management District (“MMD”), or equivalent which would include the facilities and capacity subject to this Lease, provided that such MUD, MMD, or its equivalent: (i) will not relieve Landlord from its obligation to provide the services under Sections 6.04, 6.05, and/or 6.06 unless the facilities and capacity therefor are owned and operated by such MUD, MMD, or its equivalent; (ii) is not expected to materially increase Tenant’s overall costs for the type of services under Sections 6.04, 6.05, and/or 6.06 except to the extent allowed or required by applicable law; or (iii) is not expected to materially affect the nature, quality, or reliability of the types of services under Sections 6.04, 6.05, and/or 6.06 except to the extent allowed or required by applicable law. Tenant agrees that, if such a MUD, MMD, or equivalent is created Tenant hereby agrees to take service from such MUD, MMD, or equivalent. Tenant hereby represents, warrants, covenants, and agrees it will exercise any election, vote, or other consent, and will take all actions necessary or appropriate, for the establishment of such a MUD, MMD, or equivalent. The Parties recognize and agree that such a MUD, MMD, or equivalent, is allowed to and may charge rates, fares, tolls, charges, rents, or other fees or compensation for the facilities and capacity and the Parties’ use of the facilities and capacity that are different in structure or design from the costs incurred by Tenant under this Agreement. Sections 6.04, 6.05, 6.06, and/or 6.07 of this Lease will terminate on the date of termination specified in notice by Landlord to Tenant after the establishment of such a MUD, MMD, or equivalent. Notwithstanding the foregoing, and without otherwise limiting the foregoing with respect to services under Sections 6.04 and 6.05, the Parties do not expect electric delivery capacity under Section 6.06 to be included as part of the MUD, MMD, or equivalent but the Parties recognize and agree that it may be appropriate or advantageous to do so, and therefore inclusion of said electric delivery capacity as part of the MUD, MMD, or equivalent may occur subject to the consent of Tenant, after review of all applicable documentation delivered by Landlord, such consent not to be unreasonably withheld.

6.09. In the event that regulatory requirements become applicable to the Landlord Capacity which, in the sole discretion of Landlord, require an amendment or amendments to this Lease in order to conform the terms and conditions of this Lease to such regulatory requirements (including but not limited to those necessary such that Landlord will not become regulated as an public utility), Landlord shall provide to Tenant an amendment or amendments limited to that which is reasonably necessary to conform the terms and conditions of this Lease to such regulatory requirements, and Tenant hereby represents, warrants, covenants, and agrees it will promptly execute and deliver to Landlord such amendment or amendments when so requested by Landlord. The Parties will cooperate and work together to seek to reasonably minimize the impact of the regulatory requirements with respect to the Parties’ operations if an amendment is required in accordance with this section. Nothing in this Section 6.09 shall be construed to limit or prevent the Parties from mutually agreeing to include in such amendment or amendments terms and conditions that are in addition to that which is necessary to conform the terms and conditions of this Lease to such regulatory requirements.

6.10. Tenant understands that Landlord is not a public utility, that Landlord does not provide utilities to the public, and that Landlord is legally allowed to provide certain utilities to its tenants but only in connection with and incidental to the lease of the Premises, as long as such services are not resold to or used by others. Both Parties agree that as a result of this Lease Landlord does not provide utilities to the public, and Landlord Capacity is only being made available pursuant to this Lease as an incident thereof. The Landlord Capacity may not be resold to or used by others, and Tenant hereby represents, warrants, covenants, and agrees it will not resell the Landlord Capacity or allow use of Landlord Capacity by others. Tenant further represents, warrants, covenants, and agrees that the reservation rents for the Landlord Capacity provided under Section 6.04 is included in the total rent payable based upon the capacity provided, and are not separate or additional service fees for that which is actually used by Tenant.

6.11. RESERVED

6.12. Subsequent to the Preliminary Period, Tenant will be responsible for operating, maintaining, repairing, and replacing any of the electric delivery facilities designated for Tenant’s exclusive use as set forth in Exhibit A-3, including the cost thereof, on the following terms and conditions:

(a) Tenant shall perform such operations, maintenance, repairs, and replacements, including preventative maintenance, in a safe, prudent, professional, and workmanlike manner, and will maintain such electric delivery facilities in a safe, adequate, efficient, and reasonable condition, in accordance with any applicable safety codes and with “Good Electric Utility Practice.” Good Electric Utility Practice shall mean, for purposes of this Section 6.12(a), any of the practices, methods, and acts engaged in or approved by a significant portion of the electric utility industry in the United States of America during the relevant time period, or any of the practices, methods, and acts that, in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, and expedition. Good Electric Utility Practice is not intended to be limited to the optimum practice, method, or act, to the exclusion of all others, but rather is intended to include acceptable practices, methods, and acts generally accepted in the region. Tenant shall only utilize employees or outside contractors with demonstrable experience operating, maintaining, repairing, and replacing electric delivery facilities. In connection with such employees or outside contractors, Tenant agrees to comply with all federal, state and local laws, ordinances, resolutions, rules, regulations and executive orders pertaining to unlawful discrimination on account of race, color, creed, religion, national origin, sex, marital status, status with regard to public assistance, disability or age.

(b) Tenant shall bear in full the cost of such operations, maintenance, repairs, and replacements, including but not limited to preventative maintenance, rental of equipment, insurance, taxes, personnel or contractors required to supervise, implement, and accomplish all of the foregoing. Such operations, maintenance, repairs, and replacements shall not give rise to any ownership rights by Tenant in the electric delivery facilities, and Tenant hereby expressly assigns to Landlord any and all right, title and interest of Tenant now or hereafter arising in or to any material, supplies, and equipment utilized in operating, maintaining, repairing, and replacing any of such electric delivery facilities. Tenant will indemnify, hold harmless and defend Landlord, its affiliates, directors, officers, partners, agents, and employees from and against any and all loss, liability, damage, cost or expense, including damage and liability for bodily injury to or death of persons or damage to property of persons caused by Tenant, an affiliate of Tenant, or any representative of Tenant during its operating, maintaining, repairing, and replacing any of such electric delivery facilities. Tenant shall maintain and preserve during the Term of this Lease all material documentation regarding its operating, maintaining, repairing, and replacing any of such electric delivery facilities, and make that documentation available for Landlord’s inspection upon Landlord’s request.

6.13. Landlord’s Step-In-Rights. Tenant acknowledges and recognizes that its failure to comply with the provisions of Section 6.12 can have significant adverse effects on Landlord and other tenants of Landlord. In addition to any remedies provided in this Lease, including but not limited to Article 25, or other remedies provided in law or equity or by statute, the following provisions shall apply with regard to any failure of Tenant to comply with the provisions of Section 6.12:

(a) Upon the occurrence of a failure of Tenant to comply with the provisions in Section 6.12 (such failure being a “Section 6.12 Breach”), then immediately upon Tenant becoming or being made aware of the occurrence of a Section 6.12 Breach ( if Landlord is aware of such breach, Landlord will attempt to provide as much notice as reasonably practical in the circumstances to Tenant), Tenant shall attempt in good faith to cure such failure immediately if necessary to allow continued delivery of electricity by the electric delivery facilities set forth in Exhibit A-3 and as promptly as possible in all other circumstances.

(b) Notwithstanding anything to the contrary contained in this Lease, (i) if an emergency situation occurs Landlord shall have the right, but not the obligation, to immediately take any action or actions that Landlord, in its sole and absolute discretion, believes is necessary as a result of Tenant’s failure relating to operating, maintaining, repairing, and replacing any of the electric delivery facilities set forth in Exhibit A-3, or (ii) in a nonemergency situation, if Tenant ceases exercising good faith efforts to cure such failure or, in any event fails to cure such failure promptly (not to exceed thirty (30) days), Landlord, in its sole and absolute discretion, may take any action that Landlord believes is necessary as a result of Tenant’s failure (such rights, the “Step-In Rights”).

(c) Upon exercise of the Step-In Rights, Tenant will be responsible for the costs of the action or actions taken by Landlord. Tenant shall reimburse Landlord for such costs within fourteen (14) days after receiving an invoice from Landlord the amount of such costs along with reasonably detailed supporting documentation with respect to such costs. The Parties agree that the costs for which Tenant shall reimburse Landlord include all materials, supplies, equipment (including but not limited to switches, circuit control devices, wires, transformers, meters and metering equipment, protective equipment, distribution lines, and distribution poles), contractor’s fees and charges, and other outside services incurred by Landlord in taking such action or actions, with all of the foregoing multiplied by 115% to compensate Landlord, as liquidated damages and not as a penalty, for Landlord’s payroll and payroll related expenses, overhead, engineering, administrative, and other internal costs incurred by Landlord in association with the action or actions taken in the exercise of the Step-In Rights.

(d) Upon exercise of the Step-In Rights, Tenant will remain be responsible for, and will not be relieved of its obligation for, operating, maintaining, repairing, and replacing any of the electric delivery facilities set forth in Exhibit A-3, including the cost thereof.

(e) No Party may enter any agreement that alters, affects or limits the Step-In Rights.

(f) In the event that Landlord exercises its Step-In Rights as a result of the occurrence of a default, any such Step-In Rights will expire only upon the sole discretion of Landlord.

(g) During non-emergency situations, the parties will work together to seek to reasonably minimize the dispute and disruption of the Landlord’s and Tenant’s operations during such step-in rights as described herein.

6.	Article 10.02 (vi) is hereby deleted and replaced with the following:

All Risk or Special Form coverage protecting Tenant against loss of or damage to Tenant’s alterations, additions, improvements, fixtures, inventory, equipment and other business personal property situated in or about the Premises as well as the Buildings, structure and real property known as the Premises, including but not limited to the items included in Attachment 1, which are leased to Tenant and included in the PUN, to the functional value. The Landlord and the Tenant shall each be named as the loss payees as their interests apply. The Tenant is responsible for payment of the premium.

7.	Exhibit A-1 (Description of the Land) is hereby deleted in its entirety and is replaced with Exhibit A-1 hereto.

8.	Exhibit A-2 (Description of Buildings) is hereby deleted in its entirety and is replaced with Exhibit A-2 hereto.

9.	Exhibit A-3 (Private User Network) is hereby deleted in its entirety and is replaced with Exhibit A-3 hereto.

10.	Exhibit A-4 (Common Areas) is hereby deleted in its entirety and is replaced with Exhibit A-4 hereto.

11.	Exhibit A-5 (the “Private User Network Single Line Diagram”) is hereby added to the Premises Lease.

12.	Landlord agrees to transfer to Tenant and make a part of this Lease the control of the ONCOR Number 3 138kV Switchyard Feed and Meter effective on the later of 2021 May 01 or the date ONCOR transfers registration of the Number 3 Switchyard Feed Metering to Tenant, subject to the conditions and requirements provided in this Third Amendment. Notwithstanding any other provision in the Lease, Tenant cannot assign or transfer the ONCOR Number 3 138kV Switchyard Feed and Meter or any of its rights under this Lease regarding the ONCOR Number 3 138kV Switchyard Feed and Meter to any other person for any reason, and any such assignment or transfer will be void. The transfer of such control is subject to the Landlord’s right of reversion and other rights in this Third Amendment as stated below.

13.	Subject to Landlord’s right of reversion stated below, Landlord hereby leases Tenant its Private User Network (“PUN”) power circuit and the associated downstream components as more particularly described in Exhibit A-3 .. Upon termination of the Lease, for any reason at any time, Tenant’s interest and ownership in the PUN will revert to Landlord. Tenant may not assign its ownership of the PUN at any time to any other entity. All improvements or replacements in any PUN components identified in this Section 13 by Tenant and funded by Tenant, will be owned by Tenant during the term of the Lease and will be owned exclusively by Landlord upon termination of the Lease.

14.	The Tenant’s use of the Premises entitles Tenant to a prorated share of electric energy service from the Landlord’s PUN delivery capacity (the “Tenant’s Share of Total Electric Capacity”) of not to exceed [***] on the 1470 FEED and not to exceed [***] through the ONCOR Number 3 138kV Switchyard Feed and Meter. Any service reduction by Oncor, will result in a corresponding percentage reduction in Tenant’s delivery capacities.

15.	Tenant is solely responsible for obtaining electrical power through a Retail Electric Provider (“REP”) for the ONCOR Number 3 138kV Switchyard Feed and Meter.

16.	Tenant is not an electric utility and is not a REP. Landlord has certain electricity consuming facilities on the portion of the PUN interconnected to ONCOR Number 3 138kV Switchyard Feed and Meter. The Landlord consuming facilities will be operated using a limited portion of the electricity delivered to ONCOR Number 3 138kV Switchyard Feed and Meter, which is [***] megawatt hours of electrical power per year consumed on an average of approximately 2 megawatts per hour. Tenant will allow such Landlord consuming facilities to utilize the electricity which Tenant purchases from a REP through ONCOR Number 3 138kV Switchyard Feed and Meter. Tenant acknowledges that this power will be used by Landlord through Landlord’s 3850 Breaker circuit during the entire term of the Lease, including all Lease term extensions. Landlord shall release Tenant from any issues to the extent arising out of the Landlord’s ultimate use of the power.

17.	Tenant will not sell such electricity to Landlord, and Tenant will not charge Landlord anything for such electricity. Landlord will not purchase such electricity from Tenant, and will not pay any compensation or provide any other consideration to Tenant for such electricity. Tenant represents, warrants, acknowledges, and agrees: that it is allowing the free use of such electricity by Landlord in order for Tenant to not be an electric utility or an REP; that it has not received and will not receive any compensation or consideration for the free use of such electricity by Landlord; that the free use of such electricity by Landlord is compensation or other consideration which Tenant is and will be providing to Landlord in lieu of additional rent; and that the Fixed Rent would be higher but for this Third Amendment.

18.	To the extent that Tenant for accounting and/or reporting purposes must separately account for the amount of such electricity utilized by Landlord, it will treat it as rental expense or lease expense. Landlord or Landlord’s designee will measure the amount of such electricity utilized by Landlord by meters or monitoring equipment selected, installed, tested, owned, operated, and maintained by Landlord or Landlord’s designee. Tenant shall not take any actions that affect the accuracy of such equipment during the Term of this Lease. Landlord will give reasonable advance notice of all tests, inspections, maintenance, or alteration of any metering and monitoring equipment to Tenant so that representatives of Tenant may be present. Meter and monitoring records will be provided to Tenant upon its reasonable request.

19.	In connection with this Third Amendment, Tenant will comply with the following terms and conditions: (i) with regard to the executed and effective agreement or contract, including any amendments or modifications, for the purchase by Tenant of electricity from a REP through ONCOR Number 3 138kV Switchyard Feed and Meter, Tenant will provide immediately to Landlord, by email to the Director of Asset Management [***] and to the Director of Global Real Estate [***] a copy of any notices or other communications Tenant receives from that REP regarding past due amounts, defaults, events of default, termination or suspension or discontinuance of the agreement or contract, termination or suspension or discontinuance or disconnection of service, or any other matter that would adversely affect the ability of such Landlord consuming facilities to utilize electricity which Tenant purchases from that REP; (ii) if there is or will be a termination or suspension or discontinuance or disconnection of service without termination or suspension or discontinuance of that REP agreement or contract, Tenant will promptly and expeditiously surrender or abandon that REP agreement or contract so that Landlord can arrange with a REP to take service at ONCOR Number 3 138kV Switchyard Feed and Meter, and to the extent necessary Tenant hereby consents in advance to any transfer of retail electric service at ONCOR Number 3 138kV Switchyard Feed and Meter from Tenant to Landlord if such transfer is requested by Landlord to a REP and the REP requires evidence of Tenant’s consent thereto; (iii) Tenant will use commercially reasonable efforts to have in that REP agreement or contract the right to assign it to any landlord for its premises served under that REP agreement or contract (including by amendment to an existing REP agreement or contract and with regard to any new or renewed REP agreement or contract); (iv) Tenant will use commercially reasonable efforts to have in that REP agreement or contract the right to provide a copy of it to any landlord for its premises served under that REP agreement or contract (including by amendment to an existing REP agreement or contract and with regard to any new or renewed REP agreement or contract), and if allowed by such REP contract or agreement Tenant will provide to Landlord a copy of it including any amendments or modifications thereto; and (v) Tenant will cooperate as expeditiously as possible with Landlord, and to the extent necessary with that REP and/or Oncor, to prevent any interruption of the ability of such Landlord consuming facilities to utilize the electricity which Tenant purchases from that REP ONCOR Number 3 138kV Switchyard Feed and Meter or is otherwise delivered to ONCOR Number 3 138kV Switchyard Feed and Meter.

20.	Article 39.01 of the Lease will be revised to delete reference to Exhibit A-3 and replace with Exhibit A-4 (herein sometimes referred to as “Common Areas.”)

21.	Except as specifically amended herein, all other terms and conditions of the Lease remain in full force and effect. This Third Amendment is binding upon the successors and assigns of the respective parties.

22.	This Third Amendment may be executed in counterparts, each of which shall be deemed to be an original, but which together shall be deemed to constitute a single document.

Signature page to follow.

IN WITNESS WHEREOF, the parties have caused this Third Amendment to be executed by their duly authorized officers, effective as of the date and year first above written.

Landlord:

Alcoa USA Corp.

By:	/s/ Mark A. Stiffler
Title:	Vice President
Date:	May 11th 2021

Tenant:

Dory Creek LLC

By:	/s/ Wenguang Wang
Title:
Date:	2021/5/7

Exhibit A-1-Description of the Land

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Exhibit A-2-Description of the Buiildings

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EXHIBIT A-3

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EXHIBIT A-4-Common Areas

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Exhibit A-5-Private User Network Single Line Diagram

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